Exhibit 4.34

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

LMA MAKE-WHOLE AGREEMENT

This LMA Make-Whole Agreement (this “Agreement”), dated as of 22 December, 2021, is made by and among (1) Höegh LNG Ltd., a Bermuda exempted company (“HLNG”); and (2) Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (“HMOP”) with HLNG and HMOP being sometimes individually referred to as a “Party”, and collectively as the “Parties”.

RECITALS

HLNG and Höegh LNG Partners LP (“HMLP”) (amongst others) entered into an Option Agreement dated 1 October 2015 (“Option Agreement”) for the option of HMLP to require the re-chartering of the vessel named “Höegh Gallant”, with IMO no. 9653678 (the “Vessel”) subject to certain conditions (including preservation of 90% of the hire rate at which the Vessel was originally chartered) (the “Option”). HLNG is content that HMLP subsequently exercised the Option.

Hoegh LNG Cyprus Limited (“Vessel Owner”) is the registered owner of the Vessel. Following HMLP’s exercise of the Option, and pursuant to a Lease and Maintenance Agreement dated April 30, 2020 (the “LMA”), Vessel Owner has chartered the Vessel to Höegh LNG Chartering LLC (“Charterer”) on the terms and subject to the conditions set out in the Original LMA.

Pursuant to a HLNG Performance Guarantee dated April 30, 2020 (the “Performance Guarantee”), HLNG has guaranteed the performance of Charterer under the LMA.

HMLP and HLNG have agreed that the Vessel  will be deployed as an FSRU under charter to NFE International Shipping LLC (“NFE”) pursuant to the terms of a Charter Agreement dated 23 September 2021 and as amended by Amendment no. 1 dated 24 November 2021 (the “NFE Charter”) entered into initially between HMLP and NFE International Shipping LLC as charterer and to be novated to the Vessel Owner, and through an affiliate (“HLNG Jamaica Contractor”) provide operational services in respect of the Vessel to NFE South Holdings Limited (“NFE SH”) pursuant to an FSRU Operation Services Agreement dated 23 September 2021 (the “NFE OSA”) (both documents being, together, the “NFE Agreements”).

The Charterer has entered into a LNGC time charter party dated 24 November 2021 (“LNGC Interim Charter”) in respect of the Vessel pursuant to which NFE will charter the vessel in LNGC mode for the period from 26 November 2021 (the “LNGC Interim Charter Delivery Date”) until the Actual Arrival Date (as defined below) (the “LNGC Interim Period”).

Vessel Owner and Charterer have entered into a LMA suspension agreement dated on or about the date hereof (the “Suspension Agreement”) pursuant to which the respective rights and obligations of Vessel Owner and Charterer under the LMA shall be suspended and: (i) Vessel

Owner shall have possession and use of the Vessel for purposes of chartering the Vessel to NFE pursuant to the terms of the NFE Agreements during the period commencing on the Actual Arrival Date and ending on the Redelivery Date (both as defined below) (the “Suspension Period”).

Consistent with the Option Agreement’s purpose of ensuring that, as between HMLP and HLNG, HMLP continues to benefit from the hire rate for the Vessel as set out in the LMA even if the Vessel is re-contracted, and noting further that Charterer does not have a guaranteed revenue stream for the entire remaining term of the LMA, HLNG has agreed to make make-whole payments to HMOP as set forth in Section 3.

agreement

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1Definitions Defined terms used but not defined herein shall have the meanings set forth in the LMA.  The following terms when capitalized in this Agreement shall have the meanings set forth in this Section 1.1.

“Actual Arrival Date” shall have the meaning set forth in the NFE Charter.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Charterer” shall have the meaning set forth in the introductory paragraph of this Agreement.

“HLNG” shall have the meaning set forth in the introductory paragraph of this Agreement.

“HLNG Delivery Date” shall have the meaning set out in the Suspension Agreement.

“HLNG Jamaica Contractor” shall have the meaning set forth in the Recitals to this Agreement.

“HMLP” shall have the meaning set forth in the introductory paragraph of this Agreement.

“LMA” shall have the meaning set forth in the Recitals to this Agreement.

“LMA Hire” in respect of a calendar month shall mean the daily Hire (as that term is defined in Section 10.1(a) of the LMA) multiplied by the number of days in such calendar month.

“LNGC Interim Charter” has the meaning set forth in the Recitals to this Agreement.

“LNGC Interim Charter Delivery Date” has the meanings set forth in the Recitals to this Agreement.

“LNGC Interim Period” has the meanings set forth in the Recitals to this Agreement.

“LNGC Interim Period Make Whole Payment” has the meaning set forth in Section 3.1

“Make-Whole Payment” has the meaning set forth in Section 3.2.

“NFE” shall have the meaning set forth in the Recitals to this Agreement.

“NFE Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“NFE Charter” shall have the meaning set forth in the Recitals to this Agreement.

“NFE OSA” shall have the meaning set forth in the Recitals to this Agreement.

“NFE SH” shall have the meaning set forth in the Recitals to this Agreement

“Off-Hire” shall have the meaning set forth in the NFE Charter.

“Option” shall have the meaning set forth in the Recitals to this Agreement.

“Option Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Performance Guarantee” shall have the meaning set forth in the Recitals to this Agreement.

“Redelivery Date” the date on which the Vessel is redelivered to Charterer, which shall be the date on which the Vessel is redelivered to the Vessel Owner under the NFE Charter

“Required Performance Levels” shall have the meaning set forth in the NFE Charter.

“Suspension Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Suspension Period” shall have the meaning set forth in in the Recitals to this Agreement.

“Terminal” shall have the meaning set forth in the NFE Charter.

“Vessel” shall have the meaning set forth in the Recitals to this Agreement.

“Vessel Owner” shall have the meaning set forth in the Recitals to this Agreement.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Article II

SUSPENSION OF LMA

Section 2.1  Suspension of LMA  During the Suspension Period and while the Vessel is operating under the NFE Agreements, the Vessel Owner shall, and HMOP shall exercise reasonable endeavours to ensure that HLNG Jamaica Contractor shall seek to perform under the NFE Agreements to minimize the chance of early Redelivery of the Vessel under the NFE Agreements. HLNG shall have the right to request copies of monthly invoices issued by Vessel Owner to NFE under the NFE Charter and HLNG Jamaica Contractor to NFE SH under the NFE OSA to monitor the performance under the NFE Agreements as a condition for making payments as set forth in Section 3.2 and provided such invoices are provided, HLNG shall make the payments as set forth in Section 3.2.

Article III

MAKE-WHOLE, INDEMNITY and hold harmless OBLIGATIONS

Section 3.1Make-Whole in LNGC Interim Period

In consideration of the capital costs incurred by HMOP in relation  to the maintenance and refurbishment of the Vessel in preparation for the Vessel operating as an FSRU in Jamaica under the NFE Agreements and as the LNGC Interim Charter is entered into in connection with the NFE Charter, HLNG shall pay to HMOP the Upside Sharing Amount n of USD ***** for each day (to be multiplied by the number of days in the month for calendar month n, prorated for the calendar months in which, respectively, the LNGC Interim Charter Delivery Date and HLNG Delivery Date fall based on the number of days in the LNGC Interim Period that fall within such calendar month and the total days in such calendar month) of the LNGC Interim Period (the “LNGC Interim Period Make Whole Payment”). The LNGC Interim Make Whole Payment shall be made by HLNG to HMOP within ***** days from which NFE is required to make payment of hire under the LNGC Interim Charter. The LNGC Interim Make Whole Payment shall only be payable for the days the vessel is on-hire under the LNGC Interim Charter.

Section 3.2Make-Whole and Hold Harmless Agreement of Charterer

In consideration of the suspension of the obligations of Charterer under the LMA for the Suspension Period and to give effect to the parties’ intention in the Option Agreement that as between HMLP and HLNG, HMLP continues to benefit from the hire rate for the Vessel as set out in the LMA even if the Vessel is re-contracted, HLNG shall pay HMOP for each calendar month n in the Suspension Period the amount (the “Make-Whole Payment”)

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

determined pursuant to the below formula, a worked example in relation to which is set out in Appendix 1 to this Agreement.   Any Make-Whole Payment shall be made by HLNG to HMOP within ***** days from which NFE is required to make payment of hire under the NFE Charter.

MWP n	=	(LMA Hire n + LMA OPX Adj n + Upside Sharing Amount n) – (NFE Hire n + NFE SF n)

where:

MWP n	=	the Make-Whole Payment due for calendar month n.
LMA Hire n	=

the LMA Hire for calendar month n, prorated for the calendar months in with the HLNG Delivery Date and Redelivery Date fall based on the number of days in the Suspension Period that fall within such calendar month and the total days in such calendar month.  For the purpose of calculating LMA Hire n, the Vessel shall be deemed to be on hire unless a period of Off-Hire for the period in question (as defined in Clause 14 of the NFE Charter) has been agreed under the NFE Charter. In the event there are any disputed Off-hire periods these will be deemed “on hire” periods for the purpose of the calculation and payment of the Make-Whole Payment, but if and when it is determined there was any Off-Hire, HMOP will return any overpayment to HLNG.

LMA OPX Adj n	=

the amount, if any, determined pursuant to Section 10.1(c) of the LMA for calendar month n, prorated for the calendar months in with the HLNG Delivery Date and Redelivery Date fall based on the number of days in the Suspension Period that fall within such calendar month and the total days in such calendar month.  For the purpose of determining whether any LMA OPX Adj n is due, it shall be assumed for the purpose of this Agreement that Section 10.1(c) of the LMA is part of the NFE Charter.

Upside Sharing Amount n

USD ***** per day multiplied by the number of days in the month for calendar month n, prorated for the calendar months in which, respectively, the HLNG Delivery Date and Redelivery Date fall based on the number of days in the Suspension Period that fall within such calendar month and the total days in such calendar month.  The Upside Sharing

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Amount n is payable every calendar month during the Suspension Period.
NFE Hire n	=

the Monthly Hire that would be payable pursuant to Section 10.3 of the NFE Charter for calendar month n assuming that the Vessel was not Off-Hire at any time during such month and NFE was not entitled to any reduction of the Monthly Hire pursuant to Section 15 of the NFE Charter. Such Monthly Hire shall exclude the amount of any gross up payment in respect of Taxes payable pursuant to Clause 11.7(b) of the NFE Charter.

NFE SF n	=

the Monthly Service Fee that would be payable pursuant to Section 8.1(a) of the NFE OSA for calendar month n assuming that the Vessel was not Off-Hire at any time during such month. Such Monthly Service Fee shall include the amount of any gross up payment in respect of Taxes pursuant to Clause 9.7(b) of the NFE OSA.

In addition to the foregoing and without prejudice to the operation of the formula above or any other indemnity in this Agreement, HLNG shall indemnify and hold harmless HMOP in respect of any liability (including without limitation any taxes), loss, damage or expense of whatsoever nature that HMOP may sustain by reason of the Suspension of the LMA.  Without prejudice to the generality of the foregoing, in the case of a period, if any, of Off-Hire under the NFE Charter that would not have been Off-Hire under the LMA then without prejudice to the operation of the formula above, HLNG shall also indemnify and hold harmless HMOP in this regard.

Section 3.3 Project Costs.

The Parties agree that certain project costs, that is costs to ready and relocate the Vessel for performance under the NFE Charter which will be recorded in the accounting records of the Vessel Owner, will be shared by HLNG and HMOP, as owner of the Vessel Owner, on a 50/50 basis up until a maximum amount of USD ***** such that HMOP’s contribution to such project costs shall never exceed an amount of USD ***** and HMOP shall only be obliged to contribute to such project costs as and when HLNG has paid an equivalent amount for such project costs to HMOP as a reimbursement of such costs. Any amount above USD ***** shall be borne solely by HLNG by paying the equivalent amount for such project costs as a reimbursement to HMOP. If HMOP pays any amount over USD

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

***** or the contribution is not 50/50, any such amount shall be reimbursed by HLNG to HMOP.

Article IV

Representations and Warranties of THE PARTIES

Section 4.1Representations and Warranties Each Party hereby represent and warrant to each other Party that as of the date hereof:
(a)Such Party has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted.
(b)Such Party has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by such Party have been duly authorized by all necessary action on the part of each of such Party and this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(c)The execution, delivery and performance by such Party of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the organizational documents of either of such Party; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which such Party is a party or is subject or by which such Party’s assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court; or (iv) any material provision of any material contract to which such Party is a party or by which the assets of such Party are bound.

Article V

Miscellaneous

Section 5.1Headings; References, Interpretation All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 5.2Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 5.3No Third Party Rights The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Section 5.4Counterparts This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.
Section 5.5Governing Law This Agreement and any contractual obligations, non-contractual obligations or obligations otherwise arising out of or in connection with it shall be exclusively governed by, and construed in accordance with, the laws of the England and Wales.
Section 5.6Dispute Resolution Any disputes whatsoever arising hereunder whether of a contractual nature, non-contractual nature or otherwise, shall be resolved in the manner set forth in Section 30.2 of the LMA.
Section 5.7Severability If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.  Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

APPENDIX 1

Worked example in relation to the formula set out at Section 3.2 of the Agreement above (all figures in United States Dollars)

Reference OSA rate (10c)	*****

LMA rate	*****	90% EGAS rate
10.1(c) LMA rate increase	*****	(assuming Tax inc. opex rises from $***** per day to $***** per day)
Upside sharing Amount	*****	As agreed
NFE Charter rate	-*****	(assuming US$ ***** per day discount for early delivery)
NFE OSA rate	-*****
Make-whole	*****

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

HÖEGH LNG LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Authorised signatory

HÖEGH LNG PARTNERS OPERATING LLC.

By:	/s/ Håvard Furu
Name:	Håvard Furu
Title:	Authorised signatory